EXHIBIT 99.1

WisdomTree Names Jarrett Lilien as President and Chief Operating Officer

Former E*TRADE President and Chief Operating Officer to Oversee WisdomTree’s Operating Units and Execution of Growth Strategy

New York, NY – (GlobeNewswire) – September 11, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today announced the appointment of Jarrett Lilien as President and Chief Operating Officer, effective September 5th. Jonathan Steinberg, WisdomTree’s founder, Chief Executive Officer and President, will serve as WisdomTree’s Chief Executive Officer from that date forward, and Mr. Lilien will report directly to Mr. Steinberg.

Mr. Lilien’s distinguished career spans traditional and online brokerage and banking as well as venture investing across the financial services industry, with extensive experience in the United States, Europe and Asia. He served on WisdomTree’s Board of Directors from November 2008 until he stepped down in December 2017, when he was appointed as WisdomTree’s Executive Vice President and Head of Emerging Technologies.

Mr. Lilien said, “I’m excited about the opportunity to help drive continued innovation and strong execution at WisdomTree, leveraging the operating expertise I’ve honed at various financial institutions throughout my career. WisdomTree is poised for accelerated growth and is uniquely positioned within one of the fastest growing segments of the financial services industry.”

Mr. Lilien has more than 30 years of leadership experience in the financial services industry. He has built industry-transforming businesses utilizing emerging technology and operational excellence. Distinguished by an ability to develop strategic initiatives and actively manage and execute them, he brings deep industry experience in global brokerage and banking, asset and wealth management, in both the retail and institutional markets, online and offline, and across millennial and boomer demographics. Mr. Lilien has successfully managed businesses in all phases, from early stage to later stage, and is a proven manager able to navigate complex and changing environments.

Jonathan Steinberg, WisdomTree Chief Executive Officer, said, “Jarrett is a proven leader. Since joining the Board in 2008 and the executive management team in late 2017, Jarrett has been an integral contributor to our strategy. In his new role, Jarrett will enhance the execution of our growth strategy while driving further efficiencies in the business to the benefit of our shareholders and other stakeholders.”

Before taking on an executive role with WisdomTree, Mr. Lilien was most recently the Managing Partner of Bendigo Partners, LLC, a financial services focused venture capital investing and advisory services firm he founded in 2008. From 2003 to 2008, he served as President and Chief Operating Officer of E*TRADE Financial Corporation and earlier as President and Chief Brokerage Officer of subsidiary E*TRADE Securities. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer of TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999.

Mr. Lilien currently serves as President of the Jazz Foundation of America and is on the Boards of Directors of Barton Mines Corporation and the Baryshnikov Arts Center. He previously served on the Board of Directors of ITG (NYSE: ITG), an independent execution broker and research provider, and served as interim CEO from August 2015 until January 2016. Since November 2017, Mr. Lilien also has served on the Board of Directors of AdvisorEngine Inc., an innovative financial technology company in which WisdomTree originally invested in November 2016. Mr. Lilien received his B.A. in Economics from the University of Vermont.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $60.2 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Contact Information:

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com